FOR IMMEDIATE RELEASE

	Contact:	ESG Re Limited Alasdair P. Davis Chief Executive Officer 353 1 675 0214 (Dublin) e-mail:alasdair.davis@esg-world.com

STANDARD & POOR’S UPGRADE ESG RE’S RATING AND CHANGE OUTLOOK FROM STABLE TO POSITIVE.

Hamilton, Bermuda, November 26, 2001 – ESG Re Limited (Nasdaq: ESREF) announced that after a detailed review of ESG’s subsidiaries and following the announcement of the Company's third quarter results, Standard and Poor’s (S&P) have increased its counterparty credit and insurer financial strength rating from B+ to BB- with a change in the outlook from Stable to Positive.

We are advised that a rating up tick and an outlook change at this time is unusual especially now as many similar reinsurers are being downgraded. S&P have acknowledged that their capital adequacy model puts ESG Re’s subsidiaries at the high end of the BBB rating but would like to see continued progress in 2002 before adjusting the rating again. The Company will meet with S&P again after our year end results are released.

ESG Re Ltd provides medical, personal accident, credit life, disability and special risks re-insurance to insurers and selected re-insurers on a worldwide basis. The company distinguishes itself from its competition by offering re-insurance products and services that help its ceding clients to manage their risks more effectively. ESG provides solutions to specific underwriting problems, actuarial support, product design and loss prevention.

ESG is building on its reinsurance expertise by developing its direct marketing business.  ESG will deliver innovative business opportunities and client focused solutions to its affinity partners using distribution methods such as direct mail, telemarketing and bancassurance.

Uncertainties related to forward looking statements: Certain statements in this Press Release constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: The Company’s lack of history as a reinsurer and its increased scope of business: the company’s dependence on key clients; the volatility and unpredictability of the risks the company insures; the cyclical nature of the reinsurance market; competition and the company’s evaluation by insurance rating agencies; changes in tax laws and regulations; foreign currency fluctuation; and the adequacy of loss reserves. A further discussion of factors that could affect the Company’s results is included in reports filed by the Company with the Securities and Exchange Commission and in the Company’s Prospectus dated December 12, 1997.